Exhibit 5.1

+1617 526 6000(t)
+1617 526 5000(f)
wilmerhale.com
February 13, 2026

Curis, Inc.
128 Spring Street
Building C – Suite 500
Lexington, MA 02421

Re: Registration Statement on Form S‑3
Ladies and Gentlemen:
This opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 107,706,700 shares (the “Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of Curis, Inc., a Delaware corporation (the “Company”). All of the Shares are being registered on behalf of certain stockholders of the Company (the “Selling Stockholders”). The Shares consist of (i) 26,926,675 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of 20,195 shares of the Company’s Series B convertible non-redeemable preferred stock that are held by the Selling Stockholders (the “Series B Preferred Stock”) (or, in certain circumstances, pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”), (ii) 26,926,675 shares of Common Stock issuable upon the exercise of outstanding Series A warrants to purchase shares of Common Stock (the “Series A Warrants”) (or, in certain circumstances, Pre-Funded Warrants) that are held by the Selling Stockholders, (iii) 26,926,675 shares of Common Stock issuable upon the exercise of outstanding Series B warrants to purchase shares of Common Stock (the “Series B Warrants”) (or, in certain circumstances, Pre-Funded Warrants) that are held by the Selling Stockholders, and (iv) 26,926,675 shares of Common Stock issuable upon the exercise of outstanding Series C warrants to purchase shares of Common Stock (the “Series C Warrants”) (or, in certain circumstances, Pre-Funded Warrants) that are held by the Selling Stockholders. The Shares issuable upon exercise of the Series A Warrants, the Series B Warrants, the Series C Warrants and any Pre-Funded Warrants shall be referred to herein as the “Warrant Shares”.
We are acting as counsel for the Company in connection with the registration for resale of the Shares. We have examined a copy of the Registration Statement as filed with the Commission. We have also examined and relied upon minutes of meetings of the stockholders and the Board of Directors of the Company (including duly authorized committees thereof) as provided to us by the Company, the stock record books of the Company as provided to us by the

Curis, Inc.
February 13, 2026

Company, the Restated Certificate of Incorporation and Amended and Restated By-laws of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.
In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.
We assume that the appropriate action will be taken, prior to the offer and sale of the Shares by the Selling Stockholders, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.
The Series B Preferred Stock is not convertible into the Conversion Shares in accordance with the Certificate of Incorporation and the Warrants are not exercisable in accordance with their terms until such time as the Company has filed an amendment to its certificate of incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) following receipt of stockholder approval of (i) an increase in the number of authorized shares of the Company’s Common Stock and (ii) the issuance of the Conversion Shares and Warrant Shares in accordance with the listing rules of the Nasdaq Stock Market (the “Stockholder”).
Based upon and subject to the foregoing, including receipt of Stockholder Approval and the filing of a Certificate of Amendment, we are of the opinion that (i) the Conversion Shares will be duly authorized for issuance and, when issued and delivered upon conversion of the Series B Preferred Stock in accordance with the Certificate of Incorporation, will be validly issued, fully paid and nonassessable and (ii) the Warrant Shares will be duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Series A Warrants, the Series B Warrants, the Series C Warrants and the Pre-Funded Warrants, as applicable, including the payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.
It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Curis, Inc.
February 13, 2026

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Wilmer Cutler Pickering Hale and Dorr LLP

Wilmer Cutler Pickering Hale and Dorr LLP